MidCountry Bank, Pioneer Military Lending Division

LOAN SALE AND MASTER SERVICES AGREEMENT

This Loan Sale and Master Services Agreement (the “Agreement”) is between MidCountry Bank, through its Pioneer Military Lending Division (the “Bank”) and Pioneer Funding, Inc. (“Funding”) and the other affiliated entities which are signatories hereto (Funding and such other entities being collectively referred to as the “Customer”) is made effective as of June 1, 2007 (the “Effective Date”).

1. Overview

This Agreement states the terms and conditions by which the Bank will sell consumer loans to Funding and provide various services to the Customer. Additionally, Funding will purchase consumer loans and the Customer will receive various services provided by the Bank, including consumer loan servicing and retail installment contract servicing (collectively, the “Services”). This Agreement is intended to cover any and all Services requested by the Customer and provided by the Bank during the term of this Agreement.

2. Term of Agreement; Termination

(a) The term of this Agreement will begin on the Effective Date and will expire five years later; provided, however, on each anniversary of the Effective Date, the term hereof shall be extended automatically for an additional one-year period.

(b) Either party may terminate this Agreement upon not less than 180 days advance written notice to the other party and to UMB Bank, N.A., or its successor as Agent Bank under that certain Amended and Restated Senior Lending Agreement dated as of October 1, 2003, as amended as of May 31, 2007 (the “SLA”) between Pioneer Financial Services, Inc., UMB Bank, N.A. and other lenders. Any termination will not affect the Customer’s obligations to pay for Services provided during the remainder of the term.

(c) The Bank may also terminate this Agreement or suspend service upon 30 days notice to the Customer and to UMB Bank, N.A., or its successor as Agent Bank under the SLA in the event of (i) a payment default, or (ii) the Customer’s breach or failure to materially comply with any other obligation of the Customer under this Agreement and such breach or failure is not cured within 30 days after receipt of written notice of the same. The Customer may also terminate this Agreement if the Bank breaches any material term or condition of this Agreement and fails to cure such breach within 30 days after receipt of written notice of same.

3. Sale of Loans

The Bank will originate for sale to Funding military consumer loans (the “Loans”) made by the Bank in the ordinary course of business as previously conducted by Pioneer Financial Services, Inc. (“Pioneer”), one of the parties and its subsidiaries composing the Customer, and in accordance with (i) the Bank’s lending policy, and (ii) the continuing lending guidelines of

Pioneer, as both may be amended from time to time. Funding will have the exclusive right to purchase, and shall purchase, all of such Loans offered for sale by the Bank, and payment for such Loans shall be settled on a daily basis or on such other periodic basis as the parties may from time to time determine. The Bank may also originate for its own account loans which are not deemed to be military consumer loans made in the ordinary course of business as previously conducted by Pioneer and its subsidiaries.

4. Delivery of Services

During the term of this Agreement, the Bank shall provide to the Customer all of the Services, as more fully described in Exhibit A attached hereto and made a part hereof. The Customer agrees to accept and pay for the Services and for any additional Services which may be requested and provided pursuant to amendments to this Agreement.

5. Fees and Payment

The Customer will pay all fees due pursuant to Exhibit A as provided therein. Other Services may be billed on a monthly or other periodic basis. Any payment not received by the Bank within 5 business days of its due date will accrue interest at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed by applicable law, whichever is lower. The Customer will be responsible for and will pay all taxes and similar fees now in force or enacted in the future imposed on the delivery of Services.

6. Duties of the Bank

The Bank will provide all of the Services in accordance with all applicable laws and regulations and such standards of service as generally prevail in the financial services industry. The Bank shall indemnify the Customer and hold the Customer harmless from and against any and all liability, damages, and costs, including reasonable attorney fees, resulting from the Bank’s failure to comply with the provisions of this Agreement.

7. Other Benefits to Certain Parties

In further consideration of the mutual benefits to the Bank and the Customer under this Agreement:

(a) Pioneer hereby grants the Bank for the period ending upon termination of this Agreement, unless otherwise extended as provided herein, (i) the non-exclusive rights to use the intellectual properties, including trade names and service marks, of Pioneer, and (ii) the right to use the Daybreak system and all hardware and software associated with it. Notwithstanding the foregoing, Pioneer shall retain all ownership rights.

(b) During the term hereof, the Customer hereby grants to the Bank the right to market additional products and services to the Customer’s borrowers. The Customer shall retain all other borrower relationship rights.

8. Rights of Third Party Beneficiary Upon Termination.

UMB Bank, N.A. and each successor to it, if any, as Agent Bank under the SLA (the “Agent Bank”) shall be deemed to be a third party beneficiary of this Agreement, including all amendments hereto and substitutions hereof.

Notwithstanding anything stated herein to the contrary, upon termination of this Agreement or default by Pioneer under the SLA if any Senior Debt, as defined in the SLA, shall be outstanding, the Bank agrees for itself and its successors and assigns, if any, upon the written request of the Agent Bank, to:

(a) perform loan maintenance and collection services on all notes securing Senior Debt, as defined in the SLA, for the Agent Bank for a service charge equal to one hundred ten percent (110%) of the Bank’s actual cost of providing such services as the Agent Bank may request, for the period commencing upon the earlier of (i) termination of this Agreement or (ii) the declaration of an event of default of Pioneer under the SLA by the Agent Bank and ending on the earlier of (iii) when all of the notes owned by Subsidiaries, as defined in the SLA, of Pioneer have been collected; (iv) collection efforts for such notes have been terminated at the direction of the Required Banks or (v) the Agent Bank, at the direction of the Required Banks, gives a written notice of termination to the Bank.

Upon request from time to time of the Agent Bank, but in no event not more than once in every twelve (12) month period commencing upon the date the Bank begins performing services hereunder for the Agent Bank, the Bank shall, upon the request of the Agent Bank, provide the Agent Bank with such information as it may reasonably request to determine the basis upon which the Bank has calculated its actual cost of providing services to the Agent Bank hereunder.

(b) transfer possession and use of the Daybreak system and all hardware and software associated with it and all documents, instruments and records pertaining to outstanding notes security Senior Debt, as defined in the SLA, to the Agent Bank or its designee at the expense of the Agent Bank, and allow the Agent Bank to employ or otherwise use the services of all of the Bank’s employees working in the Pioneer Military Lending division of the Bank and which are reasonably necessary, in the judgment of the Agent Bank, to service and collect outstanding notes securing Senior Debt to be employed by the Agent Bank or its designee; and/or

(c) to cooperate with the Agent Bank to the extent reasonably requested in the sale or transfer of all or any part of the outstanding notes securing Senior Debt to one or more third parties.

For purposes of this Section 8, Pioneer hereby agrees that all rights given to Bank in Section 7(a) hereof shall be given to the Agent Bank, or its designee including the Bank, for a period extending until all notes securing Senior Debt have been collected or, in the judgment of the Agent Bank, deemed to be uncollectible.

If the Bank performs loan maintenance and collection services at the request of the Agent Bank pursuant to Section 8(a) above, the Bank hereby agrees that the Agent Bank shall have the same indemnity protection which is provided the Customer in Section 6 hereof and the fees set forth in Exhibit A hereto shall not apply.

If the Agent Bank elects to proceed pursuant to Section 8(a) above, the Bank shall have no obligation to maintain the Daybreak system and hardware, software, documents, or instruments associated with it after such one (1) year period or such shorter period if the Agent Bank selects a shorter period, unless otherwise agreed in writing between the Bank and the Agent Bank. The Bank agrees to cooperate with the Agent Bank to effect a smooth transition of such services and the Daybreak system and related items described in the immediately preceding sentence to the Agent Bank or its designee at the end of the period described in the immediately preceding sentence.

9. Amendments.

Section 8 of this Agreement may not be amended except in writing with the written consent of UMB Bank, N.A. or its successor as Agent Bank under the SLA.

10. Miscellaneous.

The Bank shall not be deemed to be in default of any provision of this Agreement or be liable for any delay, failure of performance or interruption of the provision of Services to the Customer resulting, directly or indirectly, from any unforeseen event or force majeure. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of Nevada and applicable federal laws and regulations. Exclusive venue for all disputes arising out of or relating to this Agreement shall be the state and federal courts in Nevada and each party irrevocably consents to such personal jurisdictions and waives all objections thereto. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party. Neither party may sell, assign or transfer its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, and any attempted assignment or delegation without such consent will be void. All notices, demands, requests or other communications required or permitted under this Agreement shall be deemed given when delivered personally to the last known address of each party hereto, sent by facsimile to the last known address of each party hereto upon confirmation, sent and received by return receipt e-mail to the last known address of each party hereto, or upon receipt of delivery to the last known address of each party hereto of overnight mail. The Bank and the Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between the Bank and the Customer. Neither the Bank nor the Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein. Except as expressly provided in this Agreement, this Agreement may be changed only by a written document signed by authorized representatives of the Bank and the Customer.

The authorized officers of the Bank and the Customer hereby execute this Agreement as of the Effective Date.

MIDCOUNTRY BANK, BY AND THROUGH ITS PIONEER MILITARY LENDING DIVISION

BY:	/s/ David Hall, Vice President
Name and Title

PIONEER FINANCIAL SERVICES, INC.		PIONEER MILITARY LENDING, INC.

BY:	/s/ Randall J. Opliger, Treasurer	BY:	/s/ Randall J. Opliger, Treasurer
	Name and Title		Name and Title

PIONEER MILITARY LENDING OF NEVADA, INC.		PIONEER MILITARY LENDING OF GEORGIA, INC.

BY:	/s/ Randall J. Opliger, Treasurer	BY:	/s/ Randall J. Opliger, Treasurer
	Name and Title		Name and Title

MILITARY ACCEPTANCE CORPORATION OF NEVADA		MILITARY ACCEPTANCE CORPORATION, INC.

BY:	/s/ Randall J. Opliger, Treasurer	BY:	/s/ Randall J. Opliger, Treasurer
	Name and Title		Name and Title

PIONEER FUNDING, INC.		PIONEER SERVICES LENDING, INC.

BY:	/s/ Randall J. Opliger, Treasurer	BY:	/s/ Randall J. Opliger, Treasurer
	Name and Title		Name and Title

Exhibit A

Fees for Services

1.	Annual Relationship Fee

An annual fee of $32.00 for each loan and retail installment contract in the Customer’s portfolio on the last day of each fiscal year. The fee will be paid in equal monthly installments beginning on the 5th day after the Effective Date and on the 5th business day of each month thereafter. The fee for the partial first year will be prorated and based on the Customer’s portfolio on the day before the Effective Date. This fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.

2.	Loan Origination Reimbursement Fee

A fee of $35.00 for each loan (not including retail installment contracts) originated by the Bank and purchased by Funding. The fee will be paid at the time of loan purchase. This fee will be adjusted annually on the basis of the annual increase or decrease in the Bank’s FAS 91 cost analysis.

3.	Servicing Fee

A servicing fee in an amount equal to 8% of the outstanding principal balance of the Customers’ Loans serviced as of the last day of each month. The fee will be paid on or before the 5th business day of each month. The Bank will retain all ancillary revenue, including late charges and NSF fees. This fee will be adjusted annually on the basis of the annual increase or decrease in the Consumer Price Index.